EXHIBIT 99.1
***For release June 2, 2026, at 12:00 p.m. EDT***

FOR: ZIONS BANCORPORATION                        Contact: Jennifer Johnston
One South Main Street                            Tel: (801) 844-7112
Salt Lake City, Utah
Harris H. Simmons
Chairman and Chief Executive Officer

ZIONS BANCORPORATION ELECTS DANIEL J. RYAN TO ITS BOARD OF DIRECTORS

SALT LAKE CITY, June 2, 2026 – Zions Bancorporation, N.A. (Nasdaq: ZION) today announced the election of Daniel J. Ryan to its board of directors.

Mr. Ryan is a retired PwC partner and former Banking and Capital Markets Leader with more than 40 years of experience serving U.S. public banks and complex global financial institutions. He held senior leadership roles across PwC’s Audit and Financial Services Consulting practices.

Over the course of his career, Ryan has advised boards of directors and senior executives on governance, risk management, regulatory engagement, financial reporting, internal controls, and technology and cybersecurity risk. He also led or participated in more than 25 board, audit committee, and risk committee effectiveness reviews for large and regional U.S. banks.

“We are pleased to welcome Daniel J. Ryan to our board of directors,” said Harris H. Simmons, Zions Bancorporation’s Chairman and CEO. “His deep experience in governance, risk management, financial reporting, internal controls, and technology and cybersecurity oversight will be a strong asset to our board.”

“I am honored to join the board of Zions Bancorporation,” said Ryan. “I look forward to supporting the company’s continued focus on strong governance, sound oversight, and service to its customers and communities across the West.”

Zions Bancorporation, N.A. is one of the nation's premier financial services companies with approximately $89 billion of total assets at December 31, 2025, and annual net revenue of $3.4 billion in

ZIONS BANCORPORATION
Press Release – Page 2

2025. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small- and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P MidCap 400 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at www.zionsbancorporation.com.

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